Exhibit 23.5

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426     (614) 766-1459 FAX

January 18, 2019

The Boards of Directors

The Equitable Bank, S.S.B.

TEB Bancorp, Inc.

2290 North Mayfair Road

Wauwatosa, Wisconsin 53226

Members of the Boards:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by TEB Bancorp, Inc., with the Securities and Exchange Commission, and (ii) the Notice of Intent to Convert to be filed by The Equitable Bank, S.S.B. with the Federal Deposit Insurance Corporation, as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings, including the prospectus of TEB Bancorp, Inc. and being named as an expert in the Prospectus.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller
Michael R. Keller
President

MRK:jmm